Exhibit 99.1

Dear Shareholders,	April 2, 2020

At this time of the year you are accustomed to getting a company update from Jerry Feldman but as you are aware his role has changed to Chairman Emeritus and he handed the Executive Chairman/CEO functions to me. So this is my first time writing the Chairman’s letter.

I am reaching out to you to brief you on the status of our company Alpha-en in these difficult times resulting from the global Coronavirus pandemic. It is unfortunate that we all have been affected by this crisis one way or the other in a way we had never imagined before.

In response to the coronavirus crisis, our first priority at Alpha-en was to make sure that we follow federal and state government guidelines to secure our employees, facilities, laboratory, supplies, samples, documentation and other assets including our suppliers & customers. At the same time, we had to make sure that our basic lab operates to assure continuity and quality. I am pleased to report to you that we have been able to accomplish all of these tasks in time to everyone’s satisfaction.

Before the coronavirus emergency shutdown we were working on NYSERDA grant related activities, preparing samples for potential customers, experimenting with different electrolytes to improve performance and preparing plans for Li recovery/recycling and Li extraction. We were also focused on getting additional investments to manage and expand our operation and business development. Once we are allowed to get back to work, we will pick up from where we have left. For now I have tasked our CFO and his team to carefully analyze the recently passed CARES Act to see if we can benefit from relevant portions of that package. This Act may provide significant resources to help us navigate the next few challenging months.

In the meantime, we remain optimistic about our technology and associated potential of the Li metal anode, Li extraction, & Li recovery/recycling market.

Thank you for your ongoing support and help in this long journey to become a major global player in the Li extraction & deposition process for the next generation energy market world over.

Wish you remain safe & healthy.

Sam Pitroda